ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                         ACCELR8 TECHNOLOGY CORPORATION


     FIRST: The name of the Corporation is Accelr8 Technology Corporation.

     SECOND: Immediately upon the effectiveness of this amendment to the Corporation's Articles of Incorporation pursuant to the Colorado Business Corporation Act (the "Effective Time"), the number of authorized shares of Common Stock shall be decreased from 55,000,000 no par value common shares to 11,000,000 no par value common shares. This Amendment shall not affect the outstanding and issued shares of Common Stock in any way. This amendment authorizes the officers of the Corporation to reduce the stated capital of the Corporation to reflect the change in outstanding shares of the Corporation.

     THIRD: By written informal action, unanimously taken by the Board of Directors of the Corporation on the 19th day of September, 1996, pursuant to and in accordance with Sections 7-108-202 and 7-110-103 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly adopted and recommended the amendment described above to the Corporation's Shareholders for their approval.

     FOURTH: Notice having been properly given to the Shareholders in accordance with Sections 7-107-105 and 7-110-103, at a meeting of Shareholders held on November 8, 1996, the number of votes cast for the amendment by the each voting group entitled to vote on the amendment was sufficient for approval by that voting group.

     IN WITNESS WHEREOF, Accelr8 Technology Corporation has caused these presents to be signed in its name and on its behalf by Harry J. Fleury, its President and its corporate seal to be hereunder affixed and attested by Thomas
V. Geimer, its Secretary on this __ day of ________, 1996, and its President acknowledges that these Articles of Amendment are the act and deed of Accelr8 Technology Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


ATTEST:  ACCELR8 TECHNOLOGY CORPORATION



By:                                         By:
   -------------------------------------        -------------------------------
    Thomas V. Geimer, Secretary                   Harry J. Fleury, President

                             ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                         ACCELR8 TECHNOLOGY CORPORATION



     FIRST: The name of the Corporation is Accelr8 Technology Corporation.

     SECOND:  Simultaneously  with the  effective  date of this  amendment  (the
"Effective Date"), each share of the Company's Common Stock, no par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split") into a fraction thereof of __________ of a share of the Company's outstanding Common Stock, no par value (the "New Common Stock"), depending upon a determination by the Board that a Reverse Stock Split is in the best interests of the Company and the Shareholders, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

     THIRD: By written informal action, unanimously taken by the Board of Directors of the Corporation on the 19th day of September, 1996, pursuant to and in accordance with Sections 7-108-202 and 7-110-103 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly adopted and recommended the amendment described above to the Corporation's Shareholders for their approval.

     FOURTH: Notice having been properly given to the Shareholders in accordance with Sections 7-107-105 and 7-110-103, at a meeting of Shareholders held on November 8, 1996, the number of votes cast for the amendment by the each voting group entitled to vote on the amendment was sufficient for approval by that voting group.

     IN WITNESS WHEREOF, Accelr8 Technology Corporation has caused these presents to be signed in its name and on its behalf by Harry J. Fleury, its President and its corporate seal to be hereunder affixed and attested by Thomas
V. Geimer, its Secretary on this ___________ day of ________________,  1996, and its President acknowledges that these Articles of Amendment are the act and deed of Accelr8 Technology Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


ATTEST:  ACCELR8 TECHNOLOGY CORPORATION



By:                                         By:
   ----------------------------------------     --------------------------------
   Thomas V. Geimer, Secretary                    Harry J. Fleury, President




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